Exhibit 99.2

CRANE CO.

Non-GAAP Financial Measures

(in thousands)

					Percent Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended	Six Months Ended
					June 30,
	2007	2006	2007	2006	2007	2007
INCOME ITEMS:
Net Sales	$660,897	$558,151	$1,289,115	$1,107,533	18.4%	16.4%

Operating Profit	$71,797	$66,090	$140,196	$123,307	8.6%	13.7%
Settlement Provision—Pre-Tax *	7,600	—	7,600	—

Operating Profit before Expected Settlement	$79,397	$66,090	$147,796	$123,307	20.1%	19.9%

Operating Profit Margin:***
Operating Profit	10.9%	11.8%	10.9%	11.1%
Settlement Provision—Pre-Tax *	1.1%	—	0.6	—

Operating Profit before Expected Settlement	12.0%	11.8%	11.5%	11.1%

Miscellaneous -Net	$931	$4,422	$2,744	$5,681
Net Gain on Sales—Pre-Tax **	—	(4,100)	—	(4,100)

Miscellaneous -Net before Net Gain on Sales	$931	$322	$2,744	$1,581

Income Before Taxes	$66,816	$65,919	$131,473	$119,576	1.4%	9.9%
Settlement Provision—Pre-Tax *	7,600	—	7,600	—
Net Gain on Sales—Pre-Tax **	—	(4,100)	—	(4,100)

Income Before Taxes before Settlement and Net Gain on Sales	$74,416	$61,819	$139,073	$115,476	20.4%	20.4%

Net Income	$45,736	$44,463	$89,381	$81,862	2.9%	9.2%
Settlement Provision —Net of Tax *	5,396	—	5,396	—
Net Gain on Sales—Net of Tax **	—	(2,315)	—	(2,315)

Net Income before Expected Settlement and Net Gain on Sales	$51,132	$42,148	$94,777	$79,547	21.3%	19.1%

Per Diluted Share:
Net Income	$0.75	$0.71	$1.46	$1.32	5.6%	10.6%
Settlement Provision —Net of Tax *	0.09	—	0.09	—
Net Gain on Sales—Net of Tax **	—	(0.04)	—	(0.04)

Net Income before Expected Settlement and Net Gain on Sales	$0.84	$0.67	$1.55	$1.28	25.4%	21.1%

*       Second quarter 2007 operating profit includes a $7.6 million provision for an expected legal settlement.

**     Net Gain of $4.1 million consists of $8.3 million from the sales of Resistoflex Aerospace and Westad offset by $4.2 million from the sale of unused property resulting from prior plant consolidations and certain legal costs associated with previous divestitures.

***  Operating Profit Margin equals Operating Profit/Net Sales.

	June 30 2007	December 31, 2006
BALANCE SHEET ITEMS
Notes Payable and Current Maturities of Long-Term Debt	$917	$9,505
Long-Term Debt	398,211	391,760

Total Debt	399,128	401,265
Less Cash and Cash Equivalents	(135,075)	(138,607)

Net Debt	264,053	262,658
Shareholders’ Equity	975,241	918,603

Total Capitalization	$1,239,294	$1,181,261

Percentage of Net Debt to Total Capitalization	21.3%	22.2%

	Three Months Ended June 30		Six Months Ended June 30		Year Ended December 31,
	2007	2006	2007	2006	2007	2006
					(Estimated)
CASH FLOW ITEMS
Cash Provided from Operating Activities before Asbestos—Related Payments	$39,840	$50,060	$55,549	$76,342	$240,000 - 255,000	$222,258
Asbestos Related Payments, Net of Insurance Recoveries	(5,972)	220	(16,292)	(9,080)	(51,500)	(40,563)
Equitas Receipts	—	—	31,500	—	31,500	—

Cash Provided from Operating Activities	33,868	50,280	70,757	67,262	$220,000 - 235,000	181,695
Less: Capital Expenditures	(14,868)	(8,611)	(21,831)	(17,001)	(45,000)	(27,171)

Free Cash Flow	$19,000	$41,669	$48,926	$50,261	$175,000 - 190,000	$154,524

Certain non-GAAP measures have been provided to facilitate comparison with the prior year.

Free cash flow provides supplemental information to assist management and investors in analyzing the Company’s ability to generate positive cash flow.

Free cash flow is considered a measure of cash generation and should be considered in addition to, but not as a substitute for, other measures reported in accordance with generally accepted accounting principles and and may be inconsistent with similar measures presented by other companies.